Exhibit 99.01
VISTACARE ANNOUNCES SUCCESSFUL COMPLETION OF
TERRE HAUTE SURVEY
Reiterates Guidance on Expected Second Quarter Net Loss
SCOTTSDALE, AZ, March 9, 2006 VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that the company’s program in Terre Haute, Indiana successfully completed a follow-up state and Medicare survey on March 7, 2006. The successful completion of this survey is an important step in obtaining a new Medicare provider number and it means that VistaCare can commence billing for current patients and begin accepting new patients for the first time since October.
In October, VistaCare officials were notified of the decertification of their hospice programs in both Indianapolis and Terre Haute over alleged compliance issues tied to paperwork and documentation. Since that time, VistaCare representatives have been working cooperatively with the Indiana Department of Health to resolve these issues. VistaCare has also kept its commitment to its patients and their families to keep the doors of both programs open – at the company’s expense until these issues were resolved.
“Over the past few months, we’ve provided more than $1 million in unreimbursed care to our patients in Terre Haute,” said Rick Slager, Chairman and Chief Executive Officer. “We’re very much looking forward to returning to an environment where we can be paid for the exceptional service our staff provides – and where we’re able to meet the hospice needs of this community.”
Slager also said he expects the Indianapolis program to begin admitting new hospice patients by the end of the month. VistaCare was notified on March 8, 2006 that its Bloomington office has been approved as an Alternative Delivery Site to the Indianapolis location which will allow it to serve patients out of both the Bloomington and Indianapolis offices. “Although we have continued to care for more than 100 hospice patients and their families each day in the Indianapolis and Bloomington communities, during this time of transition, we made the deliberate decision to limit the number of new patients admitted to our program. As we worked through these issues and some leadership transitions, we felt it was important to make sure we were 100% ready to address the demand of our referral sources and our communities. Our staff stands ready to begin caring for even more patients and families, and I expect that we will respond to all new hospice referrals within the next 3-4 weeks.”
On February 8, 2006 VistaCare announced its financial results for the quarter ended December 31, 2005. At that time, VistaCare announced that the ongoing impact of the Indiana decertification would cause the company to report a net loss in the quarter ending March 31,

2006. Based upon the operating performance of the Indiana programs during the current quarter, the expense required to recertify the impacted programs and the continuing unreimbursed cost to VistaCare of caring for approximately 100 Indiana patients affected by the decertification, the company continues to expect that it will report a net loss for the quarter ending March 31, 2006. The current estimated pre-tax operating loss for the Indiana operations and expenses attributable to recertifying the Indianapolis and Terre Haute programs for the quarter ending March 31, 2006 are $1.8 million to $2.0 million.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward- looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contact:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480) 648-4530	(415) 896-6820	(415) 896-6820
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com
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